Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 100,000,000.00	0.0001381	$ 13,810.00
Fees Previously Paid
	Total Transaction Valuation:	$ 100,000,000.00
	Total Fees Due for Filing:			$ 13,810.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 13,810.00
Offering Note
[1]	Calculated for the purpose of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The proposed maximum aggregate value of the transaction represents the $100 million cash payment amount to be paid to Cumberland Pharmaceuticals Inc. (the "Company") in connection with the completion of the transactions contemplated by that certain Asset Purchase Agreement, dated as of April 22, 2026, by and among Nuvo Pharmaceuticals (Ireland) DAC, Apotex Inc., and the Company. In accordance with Section 14(g) of the Exchange Act and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources